Exhibit 99.1

Earnings Results & Supplemental Information
For the Three Months Ended March 31, 2024

CELEBRATING

30 YEARS

NYSE:MAC

1994-2024

MACERICH®

The Macerich Company
Earnings Results & Supplemental Information
For the Three Months Ended March 31, 2024
Table of Contents

All information included in this supplemental financial package is unaudited, unless otherwise indicated.

The Macerich Company
Executive Summary
March 31, 2024

We own 47 million square feet of real estate consisting primarily of interests in 43 regional retail centers that serve as community cornerstones. As a leading owner, operator and developer of high-quality retail real estate in densely populated and attractive U.S. markets, our portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C. corridor. We are firmly dedicated to advancing environmental goals, social good and sound corporate governance. As a recognized leader in sustainability, The Macerich Company (the “Company”) has achieved a #1 GRESB ranking for the North American retail sector for nine consecutive years (2015-2023).

General Updates:

During March, we celebrated our 30th anniversary as a public company. We also welcomed Jack Hsieh as our CEO and President. The Company’s leadership team has already spent considerable time refining the path forward for the Company, one which is focused on robust portfolio management with a goal of significantly reducing leverage over the coming few years.

The first quarter of 2024 was strong in terms of operating fundamentals. We leased 14% more space during the first quarter of 2024 compared to the same period in 2023. This solid start to 2024 for leasing is against the backdrop of 2023, which was the highest volume leasing year in the Company’s history, just as the three-year period from 2021 through 2023 was also the highest volume three-year period in the Company’s history in terms of square footage leased. We have amassed an impactful pipeline of small and large format lease deals, which are signed but not yet open, and most of these exciting new uses are expected to open during 2024 and 2025. Occupancy as of March 31, 2024 was 93.4%, a healthy 1.2% increase compared to the first quarter of 2023. Additionally, trailing twelve-month base rent leasing spreads as of March 31, 2024 showed strong double-digit increases for the fourth consecutive quarter. We also continued to be highly active addressing our near-term debt maturities through various financing transactions.

While the operating fundamentals continued to show strength during the first quarter of 2024, this quarter was challenging in terms of reported Funds From Operations (“FFO”), with a substantial decline relative to our expectations due to a significant impact from Express, which recently filed for bankruptcy, and other factors. Notwithstanding these unexpected setbacks, we are pleased to have provided robust total shareholder returns for the trailing one-year, two-year and three-year time periods as of March 31, 2024, each of which ranked within the top 10-percentile of all publicly traded real estate investment trusts during these periods.

Results for the Quarter:

•The net loss attributable to the Company was $126.7 million or $0.59 per share-diluted during the first quarter of 2024, compared to the net loss attributable to the Company of $58.7 million or $0.27 per share-diluted attributable to the Company for the quarter ended March 31, 2023.

•FFO excluding financing expense in connection with Chandler Freehold, accrued default interest expense and unrealized loss on non-real estate investments was $74.6 million or $0.33 per share-diluted during the first quarter of 2024, compared to $95.9 million or $0.43 per share-diluted for FFO excluding financing expense in connection with Chandler Freehold, accrued default interest expense and unrealized loss on non-real estate investments for the quarter ended March 31, 2023.

•Same center net operating income (“NOI”), excluding lease termination income, decreased 1.9% in the first quarter of 2024 compared to the first quarter of 2023, and decreased 2.3% when including lease termination income.

•Portfolio tenant sales per square foot for space less than 10,000 square feet for the trailing twelve months ended March 31, 2024 were $837 compared to $836 for the year ended December 31, 2023, and compared to $866 for the quarter ended March 31, 2023. Portfolio tenant sales for the quarter ended March 31, 2024 from comparable spaces less than 10,000 square feet decreased modestly by 0.8% compared to the quarter ended March 31, 2023.

•Portfolio occupancy as of March 31, 2024 was 93.4%, a solid 1.2% increase compared to the 92.2% occupancy rate at March 31, 2023 and a nominal, post-holiday, sequential 0.1% decline compared to the 93.5% occupancy rate at December 31, 2023.

•Base rent re-leasing spreads were 14.7% greater than expiring base rent for the trailing twelve months ended March 31, 2024. This was the tenth consecutive quarter of positive base rent leasing spreads.

•During the first quarter of 2024, we signed leases for 1.04 million square feet, which was a 14% increase in leased square footage compared to the first quarter of 2023, on a comparable center basis. This strong leasing volume follows a record year in terms of leased square footage in 2023 during which we leased 4.2 million square feet.

The Macerich Company
Executive Summary
March 31, 2024
Balance Sheet:

Year-to-date in 2024, we continued to actively address our near-term maturities with the following transactions:

•On January 10, 2024, our joint venture closed a $24 million refinance of the existing $23 million loan on Boulevard Shops. The new loan bears variable interest at SOFR + 2.50%, is interest only during the entire loan term and matures on December 5, 2028.

•On January 25, 2024, we closed a $155 million refinance of the existing $117 million loan on Danbury Fair Mall. The new loan bears interest at a fixed rate of 6.39%, is interest only during the majority of the loan term and matures on February 6, 2034.

•On March 19, 2024, we closed a three-year extension of the $85 million loan on Fashion Outlets of Niagara. The extended loan will bear the same fixed interest rate of 5.90% and will mature on October 6, 2026.

•On April 9, 2024, we defaulted on the $300 million loan on Santa Monica Place. The Company is in negotiations with the lender on terms of this non-recourse loan.

•On April 19, 2024, we repaid in full the remaining $8 million loan on Fashion District Philadelphia.

•We are in the process of closing a two-year extension of the $151 million loan on The Oaks, which matures on June 5, 2024. We expect the new interest rate during the first year of the extended term will be 7.5%, increasing to 8.5% during the second year of the extended term.

•We are in the process of closing a refinance of the $256 million loan on Chandler Fashion Center, which matures on July 5, 2024. The new five-year loan, which is expected to be $275 million, will bear a fixed interest rate that is yet to be determined.

As of the date of this filing, we had approximately $640 million of liquidity, including $465 million of available capacity on our $650 million revolving line of credit.

2024 Earnings Guidance:

Under new leadership, we are focused on a strategic plan to reduce our Net Debt to EBITDA leverage to a level in the low to mid-6x range over the next few years. This plan may be effected through a variety of methods, including various asset dispositions and acquisitions, organic growth in EBITDA as our robust lease pipeline opens for business, and opportunistically issuing equity. We have already started to execute on that plan, including property sales, potentially returning assets to lenders and buying out joint venture interests on certain assets. The timing and extent of these transactions will impact our reported 2024 financial results, and is currently indeterminable. At this time, we are withdrawing our 2024 guidance for both estimated EPS-diluted and FFO per share diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and unrealized loss on non-real estate investments.

Fiscal Year 2024 Guidance
Dividend:

On April 26, 2024, we announced a quarterly cash dividend of $0.17 per share of common stock. The dividend is payable on June 3, 2024 to stockholders of record at the close of business on May 20, 2024.

Investor Conference Call:

We will provide an online Web simulcast and rebroadcast of our quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com (Investors Section). The call begins on April 30, 2024 at 10:00 a.m. Pacific Time. To listen to the call, please visit the website at least 15 minutes prior to the call-in order to register and download audio software if needed. An online replay at www.macerich.com (Investors Section) will be available for one year after the call.

The Macerich Company
Executive Summary
March 31, 2024

About Macerich and this Document:

The Company is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional retail centers throughout the United States. The Company is the sole general partner of, and owns a majority of the ownership interests in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and conducts all of its operations through the Operating Partnership and the Company’s management companies.

As of the date of this filing, the Operating Partnership owned or had an ownership interest in 47 million square feet of gross leasable area (“GLA”) consisting primarily of interests in 43 regional retail centers, three community/power shopping centers and one redevelopment property. These 47 centers are referred to hereinafter as the “Centers” unless the context requires otherwise.
All references to the Company in this document include the Company, those entities owned or controlled by the Company and predecessors of the Company, unless the context indicates otherwise.

Macerich uses, and intends to continue to use, its Investor Relations website, which can be found at https://investing.macerich.com/, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about Macerich can be found though social media platforms such as LinkedIn and Twitter.

The Company presents certain measures in this document on a pro rata basis which represents (i) the measure on a consolidated basis, minus the Company’s partners’ share of the measure from its consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of the measure from its unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that these measures provide useful information to investors regarding its financial condition and/or results of operations because they include the Company’s share of the applicable amount from unconsolidated joint ventures and exclude the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures, and the Company believes that presenting various measures in this manner can help investors better understand the Company’s financial condition and/or results of operations after taking into account its economic interest in these joint ventures. Management also uses these measures to evaluate regional property level performance and to make decisions about resource allocations. The Company’s economic interest (as distinct from its legal ownership interest) in certain of its joint ventures could fluctuate from time to time and may not wholly align with its legal ownership interests because of provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses, payments of preferred returns and control over major decisions. Additionally, the Company does not control its unconsolidated joint ventures and the presentation of certain items, such as assets, liabilities, revenues and expenses, from these unconsolidated joint ventures does not represent the Company’s legal claim to such items.

Note: This document contains statements that constitute forward-looking statements which can be identified by the use of words, such as “will,” “expects,” “anticipates,” “assumes,” “believes,” “estimated,” “guidance,” “projects,” “scheduled” and similar expressions that do not relate to historical matters, and includes expectations regarding the Company’s future operational results as well as development, redevelopment and expansion activities. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as global, national, regional and local economic and business conditions, including the impact of rising interest rates and inflation, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing, and cost of operating and capital expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment (including rising inflation, supply chain disruptions and construction delays), and acquisitions and dispositions; the adverse impacts from any future pandemic, epidemic or outbreak of any highly infectious disease on the U.S., regional and global economies and the financial condition and results of operations of the Company and its tenants; the liquidity of real estate investments; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2023, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events unless required by law to do so.

(See attached tables)

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	For the Three Months Ended March 31,
	Unaudited
	2024	2023
Revenues:
Leasing revenue	$191,652	$199,045
Other income	8,902	9,054
Management Companies’ revenues	8,229	6,755
Total revenues	208,783	214,854
Expenses:
Shopping center and operating expenses	74,187	70,487
Management Companies' operating expenses	19,199	18,900
Leasing expenses	10,522	9,656
REIT general and administrative expenses	7,643	6,980
Depreciation and amortization	68,351	71,453
Interest expense (a)	52,190	39,423
Total expenses	232,092	216,899
Equity in loss of unconsolidated joint ventures	(73,276)	(61,810)
Income tax benefit	1,224	1,882
(Loss) gain on sale or write down of assets, net	(36,085)	3,779
Net loss	(131,446)	(58,194)
Less net (loss) income attributable to noncontrolling interests	(4,718)	539
Net loss attributable to the Company	$(126,728)	$(58,733)
Weighted average number of shares outstanding - basic	216,036	215,291
Weighted average shares outstanding, assuming full conversion of OP Units (b)	226,141	224,271
Weighted average shares outstanding - Funds From Operations ("FFO") - diluted (b)	226,141	224,271
Earnings per share ("EPS") - basic	$(0.59)	$(0.27)
EPS - diluted	$(0.59)	$(0.27)
Dividend paid per share	$0.17	$0.17
FFO - basic and diluted (b) (c)	$66,545	$97,775
FFO - basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$70,184	$88,708
FFO - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and unrealized loss on non-real estate investments (b) (c)	$74,600	$95,918
FFO per share - basic and diluted (b) (c)	$0.29	$0.44
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$0.31	$0.40
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and unrealized loss on non-real estate investments (b) (c)	$0.33	$0.43

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)The Company accounts for its investment in the Chandler Fashion Center and Freehold Raceway Mall ("Chandler Freehold") joint venture as a financing arrangement. As a result, the Company has included in interest expense (i) an expense of $2,939 and a credit of $11,884 to adjust for the change in the fair value of the financing arrangement obligation during the three months ended March 31, 2024 and 2023, respectively; (ii) distributions of $800 and ($339) to its partner representing the partner's share of net income (loss) for the three months ended March 31, 2024 and 2023, respectively; and (iii) distributions of $700 and $2,817 to its partner in excess of the partner's share of net income for the three months ended March 31, 2024 and 2023, respectively. On November 16, 2023, the Company acquired its partners' interest in Freehold Raceway Mall and as a result that property is no longer part of the financing arrangement and is 100% owned by the Company. References to "Chandler Freehold" after November 16, 2023 shall be deemed to only refer to Chandler Fashion Center.

(b)The Operating Partnership has operating partnership units ("OP Units"). OP Units can be converted into shares of Company common stock. Conversion of the OP Units not owned by the Company has been assumed for purposes of calculating FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO-diluted includes the effect of share and unit-based compensation plans, stock warrants and convertible senior notes using the treasury stock method. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.

(c)The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles ("GAAP") measures. The National Association of Real Estate Investment Trusts ("Nareit") defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization, impairment write-downs of real estate and write-downs of investments in an affiliate where the write-downs have been driven by a decrease in the value of real estate held by the affiliate and after adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis.

The Company accounts for its joint venture in Chandler Freehold as a financing arrangement. In connection with this treatment, the Company recognizes financing expense on (i) the changes in fair value of the financing arrangement, (ii) any payments to such joint venture partner equal to their pro rata share of net income and (iii) any payments to such joint venture partner less than or in excess of their pro rata share of net income. The Company excludes the noted expenses related to the changes in fair value and for the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Company also presents FFO excluding financing expense in connection with Chandler Freehold, gain or loss on extinguishment of debt, accrued default interest expense and unrealized gain or loss on non-real estate investments.
FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other REITs. In addition, the Company believes that FFO excluding financing expense in connection with Chandler Freehold, impact associated with extinguishment of debt, accrued default interest expense and impact of non-cash changes in the market value of non-real estate investments provides useful supplemental information regarding the Company's performance as it shows a more meaningful and consistent comparison of the Company's operating performance and allows investors to more easily compare the Company's results. On March 19, 2024, the Company closed on a three-year extension of the Fashion Outlets of Niagara non-recourse loan and all default interest expense was reversed. GAAP requires that the Company accrue default interest expense, which is not expected to be paid and is expected to be reversed once a loan is modified or once title to the mortgaged loan collateral is transferred. The Company believes that the accrual of default interest on non-recourse loans, and the related reversal thereof should be excluded. The Company holds certain non-real estate investments that are subject to mark to market changes every quarter. These investments are not core to the Company’s business, and the changes to market value and the related unrealized gain or loss are entirely non-cash in nature. As a result, the Company believes that the unrealized gain or loss on non real-estate investments should be excluded. In the first quarter of 2024, the Company updated its presentation to exclude unrealized gain or loss on non-real estate investments for the reasons noted above. The Company recast the presentation for prior periods to reflect this change.
The Company further believes that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income (loss) as defined by GAAP, and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO as presented, may not be comparable to similarly titled measures reported by other REITs.

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of net loss attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and unrealized loss on non-real estate investments(c):

	For the Three Months Ended March 31,
	Unaudited
	2024	2023
Net loss attributable to the Company	$(126,728)	($58,733)
Adjustments to reconcile net loss attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted:
Noncontrolling interests in the OP	(5,930)	(2,453)
Loss (gain) on sale or write down of consolidated assets, net	36,085	(3,779)
Add: gain on undepreciated asset sales from consolidated assets	—	2,488
Noncontrolling interests share of gain on sale or write-down of consolidated joint ventures, net	—	1,886
Loss on sale or write down of assets from unconsolidated joint ventures (pro rata), net	57,655	50,127
Add: (loss) gain on undepreciated asset sales from unconsolidated joint ventures (pro rata)	(17)	104
Depreciation and amortization on consolidated assets in consolidated joint ventures	68,351	71,453
Less depreciation and amortization allocable to noncontrolling interests	(1,733)	(3,648)
Depreciation and amortization on unconsolidated joint ventures (pro rata)	40,697	42,507
Less: depreciation on personal property	(1,835)	(2,177)
FFO attributable to common stockholders and unit holders - basic and diluted	66,545	97,775
Financing expense in connection with Chandler Freehold	3,639	(9,067)
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold - basic and diluted	70,184	88,708
Accrued default interest expense	(1,045)	—
Unrealized loss on non-real estate investments	5,461	7,210
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and unrealized loss on non-real estate investments - basic and diluted	$74,600	$95,918

Reconciliation of EPS to FFO per share—diluted (c):

	For the Three Months Ended March 31,
	Unaudited
	2024	2023
EPS - diluted	$(0.59)	$(0.27)
Per share impact of depreciation and amortization of real estate	0.47	0.48
Per share impact of loss on sale or write down of assets, net	0.41	0.23
FFO per share - basic and diluted	0.29	0.44
Per share impact of financing expense in connection with Chandler Freehold	0.02	(0.04)
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold	0.31	0.40
Per share impact of accrued default interest expense	—	—
Unrealized loss on non-real estate investments	0.02	0.03
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and unrealized loss on non-real estate investments	$0.33	$0.43

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Net loss attributable to the Company to Adjusted EBITDA, to Net Operating Income ("NOI") and to NOI - Same Centers:

	For the Three Months Ended March 31,
	Unaudited
	2024	2023
Net loss attributable to the Company	$(126,728)	$(58,733)
Interest expense - consolidated assets	52,190	39,423
Interest expense - unconsolidated joint ventures (pro rata)	35,290	31,781
Depreciation and amortization - consolidated assets	68,351	71,453
Depreciation and amortization - unconsolidated joint ventures (pro rata)	40,697	42,507
Noncontrolling interests in the OP	(5,930)	(2,453)
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(4,201)	(6,930)
Loss (gain) on sale or write down of assets, net - consolidated assets	36,085	(3,779)
Loss on sale or write down of assets, net - unconsolidated joint ventures (pro rata)	57,655	50,127
Add: Noncontrolling interests share of gain on sale or write-down of consolidated joint ventures, net	—	1,886
Income tax benefit	(1,224)	(1,882)
Distributions on preferred units	87	87
Adjusted EBITDA (d)	152,272	163,487
REIT general and administrative expenses	7,643	6,980
Management Companies' revenues	(8,229)	(6,755)
Management Companies' operating expenses	19,199	18,900
Leasing expenses, including joint ventures at pro rata	11,384	10,378
Straight-line and above/below market adjustments	3,503	(2,288)
NOI - All Centers	185,772	190,702
NOI of non-Same Centers	3,709	3,214
NOI - Same Centers (e)	189,481	193,916
Lease termination income of Same Centers	(1,191)	(1,966)
NOI - Same Centers, excluding lease termination income (e)	$188,290	$191,950
NOI - Same Centers percentage change, including lease termination income (e)	(2.29)%
NOI - Same Centers percentage change, excluding lease termination income (e)	(1.91)%

(d)Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests in the OP, extraordinary items, loss (gain) on remeasurement, sale or write down of assets, loss (gain) on extinguishment of debt and preferred dividends and includes joint ventures at their pro rata share. Management considers Adjusted EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. The Company believes that Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company also cautions that Adjusted EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(e)The Company presents Same Center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same Center NOI is calculated using total Adjusted EBITDA and eliminating the impact of the Management Companies’ revenues and operating expenses, leasing expenses (including joint ventures at pro rata), the Company’s REIT general and administrative expenses and the straight-line and above/below market adjustments to minimum rents and subtracting out NOI from non-Same Centers. The Company also presents Same Center NOI, excluding lease termination income, as the Company believes that it is useful for investors to evaluate operating performance without the impact of lease termination income.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Information and Market Capitalization

		Period Ended
	3/31/2024	12/31/2023	12/31/2022
	(dollars in thousands, except per share data)
Closing common stock price per share	$17.23	$15.43	$11.26
52 week high	$17.69	$16.54	$19.18
52 week low	$9.05	$8.77	$7.40
Shares outstanding at end of period
Class A non participating convertible preferred units	99,565	99,565	99,565
Common shares and partnership units	226,196,355	226,095,455	224,230,924
Total common and equivalent shares/units outstanding	226,295,920	226,195,020	224,330,489
Portfolio capitalization data
Total portfolio debt, including joint ventures at pro rata	$6,958,686	$6,919,579	$6,812,823
Equity market capitalization	3,899,079	3,490,189	2,525,961
Total market capitalization	$10,857,765	$10,409,768	$9,338,784
Debt as a percentage of total market capitalization	64.1%	66.5%	73.0%

Portfolio Capitalization at March 31, 2024

Floating
Rate
Debt
4.8%
Common Equity
35.9%
Fixed Rate Debt
59.3%

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Changes in Total Common and Equivalent Shares/Units

	Partnership Units	Company Common Shares	Class A Non-Participating Convertible Preferred Units	Total Common and Equivalent Shares/ Units
Balance as of December 31, 2023	10,118,840	215,976,615	99,565	226,195,020
Issuance (forfeiture) of stock/partnership units from restricted stock issuance or other share or unit-based plans	(14,178)	115,078	—	100,900
Balance as of March 31, 2024	10,104,662	216,091,693	99,565	226,295,920

THE MACERICH COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in thousands)

For the Three Months Ended March 31,
2024
Revenues:
Leasing revenue	$191,652
Other income	8,902
Management Companies' revenues	8,229
Total revenues	208,783
Expenses:
Shopping center and operating expenses	74,187
Management Companies' operating expenses	19,199
Leasing expenses	10,522
REIT general and administrative expenses	7,643
Depreciation and amortization	68,351
Interest expense	52,190
Total expenses	232,092
Equity in loss of unconsolidated joint ventures	(73,276)
Income tax benefit	1,224
Loss on sale or write down of assets, net	(36,085)
Net loss	(131,446)
Less net loss attributable to noncontrolling interests	(4,718)
Net loss attributable to the Company	$(126,728)

THE MACERICH COMPANY
CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of March 31, 2024
(Dollars in thousands)

ASSETS:
Property, net (a)	$5,838,822
Cash and cash equivalents	120,054
Restricted cash	105,025
Tenant and other receivables, net	142,098
Right-of-use assets, net	116,567
Deferred charges and other assets, net	249,583
Due from affiliates	5,336
Investments in unconsolidated joint ventures	785,588
Total assets	$7,363,073

LIABILITIES AND EQUITY:
Mortgage notes payable	$4,098,705
Bank and other notes payable	170,494
Accounts payable and accrued expenses	60,576
Lease liabilities	81,713
Other accrued liabilities	301,645
Distributions in excess of investments in unconsolidated joint ventures	183,870
Financing arrangement obligation	105,455
Total liabilities	5,002,458
Commitments and contingencies
Equity:
Stockholders' equity:
Common stock	2,159
Additional paid-in capital	5,512,628
Accumulated deficit	(3,227,312)
Accumulated other comprehensive loss	(337)
Total stockholders' equity	2,287,138
Noncontrolling interests	73,477
Total equity	2,360,615
Total liabilities and equity	$7,363,073

(a)Includes construction in progress of $394,616.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	For the Three Months Ended March 31, 2024
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
Revenues:
Leasing revenue	$(5,903)	$96,216
Other income	(1,103)	(2,982)
Total revenues	(7,006)	93,234
Expenses:
Shopping center and operating expenses	(1,414)	31,827
Leasing expense	(179)	1,041
Depreciation and amortization	(1,733)	40,697
Interest expense	(2,468)	35,290
Total expenses	(5,794)	108,855
Equity in loss of unconsolidated joint ventures	—	73,276
Loss on sale or write down of assets, net	—	(57,655)
Net income	(1,212)	—
Less net income attributable to noncontrolling interests	(1,212)	—
Net income attributable to the Company	$—	$—

(a)Represents the Company’s partners’ share of consolidated joint ventures.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	As of March 31, 2024
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
ASSETS:
Property, net (b)	$(85,721)	$3,367,051
Cash and cash equivalents	(11,333)	73,923
Restricted cash	(27)	46,853
Tenant and other receivables, net	(1,639)	71,317
Right-of-use assets, net	(48)	67,835
Deferred charges and other assets, net	(6,511)	36,519
Due from affiliates	161	(5,170)
Investments in unconsolidated joint ventures, at equity	—	(785,588)
Total assets	$(105,118)	$2,872,740

LIABILITIES AND EQUITY:
Mortgage notes payable	$(160,789)	$2,850,276
Accounts payable and accrued expenses	(1,426)	52,247
Lease liabilities	—	67,319
Other accrued liabilities	(28,435)	86,768
Distributions in excess of investments in unconsolidated joint ventures	—	(183,870)
Financing arrangement obligation	(105,455)	—
Total liabilities	(296,105)	2,872,740
Equity:
Stockholders' equity	157,443	—
Noncontrolling interests	33,544	—
Total equity	190,987	—
Total liabilities and equity	$(105,118)	$2,872,740

(a)Represents the Company's partners' share of consolidated joint ventures.

(b)This includes $542 of construction in progress relating to the Company's partners' share from consolidated joint ventures and $117,413 of construction in progress relating to the Company's share from unconsolidated joint ventures.

THE MACERICH COMPANY
NON GAAP PRO RATA SCHEDULE OF LEASING REVENUE (unaudited)
(Dollars in thousands)

	For the Three Months Ended March 31, 2024
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents (b)	$127,124	$(4,451)	$122,673	$68,116	$190,789
Percentage rents	2,583	67	2,650	2,183	4,833
Tenant recoveries	58,030	(1,375)	56,655	24,592	81,247
Other	6,838	(168)	6,670	2,436	9,106
Bad debt expense	(2,923)	24	(2,899)	(1,111)	(4,010)
Total leasing revenue	$191,652	$(5,903)	$185,749	$96,216	$281,965

(a)Represents the Company’s partners’ share of consolidated joint ventures.
(b)Includes lease termination income, straight-line rental income and above/below market adjustments to minimum rents.

THE MACERICH COMPANY
2024 EARNINGS GUIDANCE (unaudited)
(Dollars in thousands)

2024 Earnings Guidance:

Under new leadership, we are focused on a strategic plan to reduce our Net Debt to EBITDA leverage to a level in the low to mid-6x range over the next few years. This plan may be effected through a variety of methods, including various asset dispositions and acquisitions, organic growth in EBITDA as our robust lease pipeline opens for business, and opportunistically issuing equity. We have already started to execute on that plan, including property sales, potentially returning assets to lenders and buying out joint venture interests on certain assets. The timing and extent of these transactions will impact our reported 2024 financial results, and is currently indeterminable. At this time, we are withdrawing our 2024 guidance for both estimated EPS-diluted and FFO per share diluted, excluding financing expense in connection with Chandler Freehold, accrued default interest expense and unrealized loss on non-real estate investments.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Supplemental FFO Information(a)

	As of March 31,
	2024	2023

	dollars in millions
Straight-line rent receivable	$154.1	$172.4

	For the Three Months Ended March 31,
	2024	2023

	dollars in millions
Lease termination income (b)	$1.2	$2.3
Straight-line rental (expense) income (b)	$(3.9)	$0.4
Business development and parking income (c)	$14.4	$16.3
Gain on sales or write down of undepreciated assets	$—	$2.6
Amortization of acquired above and below-market leases, net revenue (b)	$0.4	$1.9
Amortization of debt discounts, net	$(0.4)	$(0.3)
Bad debt expense (income) (b)	$4.0	$(0.8)
Leasing expense	$11.4	$10.4
Interest capitalized	$7.7	$8.0

Chandler Freehold financing arrangement (d):
Distributions equal to partners' share of net income (loss)	$0.8	$(0.3)
Distributions in excess of partners' share of net income (e)	0.7	2.8
Fair value adjustment (e)	2.9	(11.9)
Total Chandler Freehold financing arrangement expense (d)	$4.4	$(9.4)

(a)All joint venture amounts included at pro rata.

(b)Included in leasing revenue.

(c)Included in leasing revenue and other income.

(d)Included in interest expense.

(e)The Company presents FFO excluding the expenses related to changes in fair value of the financing arrangement and the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Expenditures(a)

	For the Three Months Ended March 31,		For the Twelve Months Ended December 31,
	2024	2023	2023	2022
	dollars in millions
Consolidated Centers
Acquisitions of property, building improvement and equipment	$4.2	$3.9	$83.0	$49.5
Development, redevelopment, expansions and renovations of Centers	18.2	16.2	94.6	55.5
Tenant allowances	2.9	9.9	27.1	25.0
Deferred leasing charges	1.2	1.1	5.6	2.4
Total	$26.5	$31.1	$210.3	$132.4
Unconsolidated Joint Venture Centers
Acquisitions of property, building improvement and equipment	$2.3	$1.5	$17.6	$13.2
Development, redevelopment, expansions and renovations of Centers	8.7	13.5	58.1	74.6
Tenant allowances	3.1	2.4	18.5	16.8
Deferred leasing charges	1.9	0.7	4.6	4.1
Total	$16.0	$18.1	$98.8	$108.7

(a)All joint venture amounts at pro rata.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Trailing Twelve Month Sales Per Square Foot (a)

	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
3/31/2024	$713	$1,005	$837
3/31/2023	$736	$1,027	$866
12/31/2023	$712	$990	$836

(a)Sales are based on reports by retailers leasing mall and freestanding stores for the trailing 12 months for tenants that have occupied such stores for a minimum of 12 months. Sales per square foot are based on tenants 10,000 square feet and under for retail Centers. Sales per square foot exclude Centers under development and redevelopment.

Trailing Twelve Month Sales Per Square Foot
$866
$837
March 2023
March 2024

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Portfolio Occupancy(a)

Period Ended	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
3/31/2024	93.0%	93.9%	93.4%
3/31/2023	92.4%	92.1%	92.2%
12/31/2023	93.6%	93.5%	93.5%
12/31/2022	92.7%	92.5%	92.6%

(a)Portfolio Occupancy is the percentage of mall and freestanding GLA leased as of the last day of the reporting period. Portfolio Occupancy excludes all Centers under development and redevelopment.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Average Base Rent Per Square Foot(a)

	Average Base Rent PSF(b)	Average Base Rent PSF on Leases Executed During the Twelve Months Ended(c)	Average Base Rent PSF on Leases Expiring During the Twelve Months Ended(d)
Consolidated Centers
3/31/2024	$62.05	$60.80	$53.14
3/31/2023	$61.19	$55.85	$54.83
12/31/2023	$61.66	$58.97	$50.14
12/31/2022	$60.72	$56.63	$56.44
Unconsolidated Joint Venture Centers
3/31/2024	$71.82	$67.26	$58.46
3/31/2023	$69.27	$69.75	$60.71
12/31/2023	$70.42	$64.42	$55.74
12/31/2022	$67.37	$69.88	$62.72
All Retail Centers
3/31/2024	$65.40	$62.95	$54.88
3/31/2023	$63.98	$60.29	$56.54
12/31/2023	$64.68	$61.00	$52.04
12/31/2022	$63.06	$60.48	$58.16

(a)Average base rent per square foot is based on spaces 10,000 square feet and under. All joint venture amounts are included at pro rata. Centers under development and redevelopment are excluded.

(b)Average base rent per square foot gives effect to the terms of each lease in effect, as of the applicable date, including any concessions, abatements and other adjustments or allowances that have been granted to the tenants.

(c)The average base rent per square foot on leases executed during the period represents the actual rent to be paid during the first twelve months.

(d)The average base rent per square foot on leases expiring during the period represents the final year minimum rent on a cash basis.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Cost of Occupancy

	For the Twelve Months Ended
	March 31, 2024	December 31, 2023
Consolidated Centers
Minimum rents	8.0%	7.9%
Percentage rents	0.7%	0.8%
Expense recoveries (a)	3.4%	3.4%
Total	12.1%	12.1%

Unconsolidated Joint Venture Centers
Minimum rents	7.3%	7.1%
Percentage rents	1.0%	1.1%
Expense recoveries (a)	3.0%	2.9%
Total	11.3%	11.1%

All Centers
Minimum rents	7.6%	7.5%
Percentage rents	0.9%	0.9%
Expense recoveries (a)	3.2%	3.2%
Total	11.7%	11.6%

(a)Represents real estate tax and common area maintenance charges.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Percentage of Net Operating Income by State

State	% of Portfolio 2024 Estimated Pro Rata Real Estate NOI(a)
California	28.3%
New York	20.3%
Arizona	18.2%
Pennsylvania & Virginia	9.2%
Colorado, Illinois & Missouri	7.3%
New Jersey & Connecticut	8.8%
Oregon	4.3%
Other(b)	3.6%
Total	100.0%

(a)The percentage of Portfolio 2024 Estimated Pro Rata Real Estate NOI excludes disposed properties, straight-line and above/below market adjustments to minimum rents. Portfolio 2024 Estimated Pro Rata Real Estate NOI excludes REIT general and administrative expenses, management company revenues, management company expenses and leasing expenses (including joint ventures at pro rata).

(b)“Other” includes Indiana, Iowa, North Dakota, and Texas.

The Macerich Company
Property Listing
March 31, 2024
The following table sets forth certain information regarding the Centers and other locations that are wholly owned or partly owned by the Company.

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
	CONSOLIDATED CENTERS:
1	50.1%	Chandler Fashion Center Chandler, Arizona	2001/2002	2023	1,402,000
2	100%	Danbury Fair Mall Danbury, Connecticut	1986/2005	2016	1,275,000
3	100%	Desert Sky Mall Phoenix, Arizona	1981/2002	2007	737,000
4	100%	Eastland Mall(c) Evansville, Indiana	1978/1998	1996	1,017,000
5	100%	Fashion District Philadelphia Philadelphia, Pennsylvania	1977/2014	2019	802,000
6	100%	Fashion Outlets of Chicago Rosemont, Illinois	2013/—	—	528,000
7	100%	Fashion Outlets of Niagara Falls USA Niagara Falls, New York	1982/2011	2014	674,000
8	100%	Freehold Raceway Mall Freehold, New Jersey	1990/2005	2007	1,546,000
9	100%	Fresno Fashion Fair Fresno, California	1970/1996	2006	974,000
10	100%	Green Acres Mall(c) Valley Stream, New York	1956/2013	2016	2,058,000
11	100%	Inland Center San Bernardino, California	1966/2004	2016	671,000
12	100%	Kings Plaza Shopping Center(c) Brooklyn, New York	1971/2012	2018	1,146,000
13	100%	La Cumbre Plaza(c) Santa Barbara, California	1967/2004	1989	325,000
14	100%	NorthPark Mall Davenport, Iowa	1973/1998	2001	933,000
15	100%	Oaks, The Thousand Oaks, California	1978/2002	2017	1,206,000
16	100%	Pacific View Ventura, California	1965/1996	2001	886,000
17	100%	Queens Center(c) Queens, New York	1973/1995	2004	968,000
18	100%	Santa Monica Place(d) Santa Monica, California	1980/1999	ongoing	534,000
19	84.9%	SanTan Village Regional Center Gilbert, Arizona	2007/—	2018	1,203,000
20	100%	SouthPark Mall Moline, Illinois	1974/1998	2015	802,000
21	100%	Stonewood Center(c) Downey, California	1953/1997	1991	927,000
22	100%	Superstition Springs Center Mesa, Arizona	1990/2002	2002	955,000
23	100%	Valley Mall Harrisonburg, Virginia	1978/1998	1992	506,000

The Macerich Company
Property Listing
March 31, 2024

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
24	100%	Valley River Center Eugene, Oregon	1969/2006	2007	814,000
25	100%	Victor Valley, Mall of Victorville, California	1986/2004	2012	578,000
26	100%	Vintage Faire Mall Modesto, California	1977/1996	2020	916,000
27	100%	Wilton Mall Saratoga Springs, New York	1990/2005	2020	740,000
		Total Consolidated Centers			25,123,000
UNCONSOLIDATED JOINT VENTURE CENTERS:
28	60%	Arrowhead Towne Center Glendale, Arizona	1993/2002	2015	1,078,000
29	50%	Biltmore Fashion Park Phoenix, Arizona	1963/2003	2020	611,000
30	50%	Broadway Plaza Walnut Creek, California	1951/1985	2016	996,000
31	50.1%	Corte Madera, The Village at Corte Madera, California	1985/1998	2020	502,000
32	50%	Country Club Plaza(e) Kansas City, Missouri	1922/2016	2015	971,000
33	51%	Deptford Mall Deptford, New Jersey	1975/2006	2020	1,009,000
34	51%	Flatiron Crossing Broomfield, Colorado	2000/2002	2009	1,393,000
35	50%	Kierland Commons Phoenix, Arizona	1999/2005	2003	439,000
36	60%	Lakewood Center Lakewood, California	1953/1975	2008	2,050,000
37	60%	Los Cerritos Center Cerritos, California	1971/1999	2016	1,011,000
38	50%	Scottsdale Fashion Square Scottsdale, Arizona	1961/2002	ongoing	2,117,000
39	60%	South Plains Mall Lubbock, Texas	1972/1998	2017	1,243,000
40	51%	Twenty Ninth Street(c) Boulder, Colorado	1963/1979	2007	686,000
41	50%	Tysons Corner Center Tysons Corner, Virginia	1968/2005	2014	1,851,000
42	60%	Washington Square Portland, Oregon	1974/1999	2005	1,301,000
43	19%	West Acres Fargo, North Dakota	1972/1986	2001	673,000
		Total Unconsolidated Joint Venture Centers			17,931,000
		Total Retail Centers			43,054,000

The Macerich Company
Property Listing
March 31, 2024

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
COMMUNITY / POWER CENTERS:
1	50%	Atlas Park, The Shops at(f) Queens, New York	2006/2011	2013	374,000
2	50%	Boulevard Shops(f) Chandler, Arizona	2001/2002	2004	205,000
3	100%	Southridge Center(g) Des Moines, Iowa	1975/1998	2013	801,000
		Total Community / Power Centers			1,380,000
OTHER ASSETS:
	100%	Various(i)	—	—	267,000
	50%	Scottsdale Fashion Square-Office(f) Scottsdale, Arizona	1984/2002	2016	123,000
	50%	Tysons Corner Center-Office(f) Tysons Corner, Virginia	1999/2005	2012	170,000
	50%	Hyatt Regency Tysons Corner Center(f) Tysons Corner, Virginia	2015	2015	290,000
	50%	VITA Tysons Corner Center(f) Tysons Corner, Virginia	2015	2015	398,000
	50%	Tysons Tower(f) Tysons Corner, Virginia	2014	2014	540,000
OTHER ASSETS UNDER REDEVELOPMENT:
	5%	Paradise Valley Mall (f)(h) Phoenix, Arizona	1979/2002	ongoing	303,000
		Total Other Assets			2,091,000
		Grand Total			46,525,000

The Company owned or had an ownership interest in 43 retail centers (including office, hotel and residential space adjacent to these shopping centers), three community/power shopping centers and one redevelopment property. With the exception of the Centers indicated with footnote (c) in the table above, the underlying land controlled by the Company is owned in fee entirely by the Company, or, in the case of jointly-owned Centers, by the joint venture property partnership or limited liability company.

(a)The Company’s ownership interest in this table reflects its legal ownership interest. See footnotes (a) and (b) in the Joint Venture List regarding the legal versus economic ownership of joint venture entities.

(b)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.

(c)Portions of the land on which the Center is situated are subject to one or more long-term ground leases.

(d)Effective April 9, 2024, the loan encumbering this property is in default. The Company is in negotiations with the lender on terms of this non-recourse loan.

(e)Effective May 9, 2023, the loan encumbering this property is in default. The Company's joint venture is in negotiations with the lender on terms of this non-recourse loan.

(f)Included in Unconsolidated Joint Venture Centers.

(g)Included in Consolidated Centers.

(h)On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former retail center into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while all of the other stores at the property have closed.

The Macerich Company
Joint Venture List
As of March 31, 2024
The following table sets forth certain information regarding the Centers and other operating properties that are not wholly owned by the Company. This list of properties includes unconsolidated joint ventures, consolidated joint ventures, and financing arrangements. The percentages shown are the effective legal ownership and economic ownership interests of the Company.

Properties	Legal Ownership(a)	Economic Ownership(b)	Joint Venture	Total GLA(c)
Arrowhead Towne Center	60%	60%	New River Associates LLC	1,078,000
Atlas Park, The Shops at	50%	50%	WMAP, L.L.C.	374,000
Biltmore Fashion Park	50%	50%	Biltmore Shopping Center Partners LLC	611,000
Boulevard Shops	50%	50%	Propcor II Associates, LLC	205,000
Broadway Plaza	50%	50%	Macerich HHF Broadway Plaza LLC	996,000
Chandler Fashion Center(d)(e)	50.1%	50.1%	Freehold Chandler Holdings LP	1,402,000
Corte Madera, The Village at	50.1%	50.1%	Corte Madera Village, LLC	502,000
Country Club Plaza	50%	50%	Country Club Plaza KC Partners LLC	971,000
Deptford Mall	51%	51%	Macerich HHF Centers LLC	1,009,000
FlatIron Crossing	51%	51%	Macerich HHF Centers LLC	1,393,000
Hyatt Regency Tysons Corner Center	50%	50%	Tysons Corner Hotel I LLC	290,000
Kierland Commons	50%	50%	Kierland Commons Investment LLC	439,000
Lakewood Center	60%	60%	Pacific Premier Retail LLC	2,050,000
Los Angeles Premium Outlets	50%	50%	CAM-CARSON LLC	—
Los Cerritos Center(d)	60%	60%	Pacific Premier Retail LLC	1,011,000
Paradise Valley Mall(f)	5%	5%	Various Entities	303,000
SanTan Village Regional Center	84.9%	84.9%	Westcor SanTan Village LLC	1,203,000
Scottsdale Fashion Square	50%	50%	Scottsdale Fashion Square Partnership	2,117,000
Scottsdale Fashion Square-Office	50%	50%	Scottsdale Fashion Square Partnership	123,000
South Plains Mall	60%	60%	Pacific Premier Retail LLC	1,243,000
Twenty Ninth Street	51%	51%	Macerich HHF Centers LLC	686,000
Tysons Corner Center	50%	50%	Tysons Corner LLC	1,851,000
Tysons Corner Center-Office	50%	50%	Tysons Corner Property LLC	170,000
Tysons Tower	50%	50%	Tysons Corner Property LLC	540,000
VITA Tysons Corner Center	50%	50%	Tysons Corner Property LLC	398,000
Washington Square(d)	60%	60%	Pacific Premier Retail LLC	1,301,000
West Acres	19%	19%	West Acres Development, LLP	673,000
(a)This column reflects the Company’s legal ownership in the listed properties. Legal ownership may, at times, not equal the Company’s economic interest in the listed properties because of various provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and payments of preferred returns. As a result, the Company’s actual economic interest (as distinct from its legal ownership interest) in certain of the properties could fluctuate from time to time and may not wholly align with its legal ownership interests. Substantially all of the Company’s joint venture agreements contain rights of first refusal, buy-sell provisions, exit rights, default dilution remedies and/or other break up provisions or remedies which are customary in real estate joint venture agreements and which may, positively or negatively, affect the ultimate realization of cash flow and/or capital or liquidation proceeds.

(b)Economic ownership represents the allocation of cash flow to the Company, except as noted below. In cases where the Company receives a current cash distribution greater than its legal ownership percentage due to a capital account greater than its legal ownership percentage, only the legal ownership percentage is shown in this column. The Company’s economic ownership of these properties may fluctuate based on a number of factors, including mortgage refinancings, partnership capital contributions and distributions, and proceeds and gains or losses from asset sales, and the matters set forth in the preceding paragraph.

(c)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.

(d)These Centers have a former Sears store, each of which were acquired from joint venture partner Sertiage Growth Partners and are now wholly owned and controlled by Macerich. The GLA of the former Sears store, or tenant replacing the former Sears store, at these three Centers is included in Total GLA at the center level.

(e)The joint venture entity was formed in September 2009. Upon liquidation of the partnership, distributions are made in the following order: pro rata 49.9% to the third-party partner and 50.1% to the Company until a 13% internal rate of return on and of certain capital expenditures is received; to the Company until it receives approximately $5.8 million; and, thereafter, pro rata 35% to the third-party partner and 65% to the Company.

(f)On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former retail center Paradise Valley Mall into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while all of the other stores at the property have closed.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Debt Summary (at Company's pro rata share) (a)

	As of March 31, 2024
	Fixed Rate	Floating Rate	Total

	Dollars in thousands
Mortgage notes payable	$3,792,732	$305,973	$4,098,705
Bank and other notes payable	—	170,494	170,494
Total debt per Consolidated Balance Sheet	3,792,732	476,467	4,269,199
Adjustments:
Less: Noncontrolling interests or financing arrangement share of debt from consolidated joint ventures	(160,789)	—	(160,789)
Adjusted Consolidated Debt	3,631,943	476,467	4,108,410
Add: Company’s share of debt from unconsolidated joint ventures	2,804,512	45,764	2,850,276
Total Company’s Pro Rata Share of Debt	$6,436,455	$522,231	$6,958,686
Weighted average interest rate	4.77%	7.87%	5.00%
Weighted average maturity (years)			3.67

(a)The Company’s pro rata share of debt represents (i) consolidated debt, minus the Company’s partners’ share of the amount from consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of debt from unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that this measure provides useful information to investors regarding the Company’s financial condition because it includes the Company’s share of debt from unconsolidated joint ventures and, for consolidated debt, excludes the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and presenting its pro rata share of debt in this manner can help investors better understand the Company’s financial condition after taking into account the Company’s economic interest in these joint ventures. The Company’s pro rata share of debt should not be considered as a substitute to the Company’s total debt determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

	As of March 31, 2024
Center/Entity (dollars in thousands)	Maturity Date	Effective Interest Rate (a)	Fixed	Floating	Total Debt Balance (a)
I. Consolidated Assets:
Oaks, The	06/05/24	5.74%	$150,572	$—	$150,572
Chandler Fashion Center (b)	07/05/24	4.18%	128,240	—	128,240
Victor Valley, Mall of	09/01/24	4.00%	114,981	—	114,981
Queens Center	01/01/25	3.49%	600,000	—	600,000
Vintage Faire Mall	03/06/26	3.55%	225,185	—	225,185
Fashion Outlets of Niagara Falls USA (c)	10/06/26	6.46%	83,252	—	83,252
Fresno Fashion Fair	11/01/26	3.67%	324,503	—	324,503
Green Acres Mall	01/06/28	6.62%	359,935	—	359,935
SanTan Village Regional Center (d)	07/01/29	4.34%	186,467	—	186,467
Freehold Raceway Mall	11/01/29	3.94%	399,085	—	399,085
Kings Plaza Shopping Center	01/01/30	3.71%	537,085	—	537,085
Fashion Outlets of Chicago	02/01/31	4.61%	299,398	—	299,398
Pacific View	05/06/32	5.45%	71,007	—	71,007
Danbury Fair Mall	02/06/34	6.57%	152,233	—	152,233
Total Fixed Rate Debt for Consolidated Assets		4.41%	$3,631,943	$—	$3,631,943
Fashion District Philadelphia (e)	04/21/24	9.70%	$—	$8,171	$8,171
Santa Monica Place (f),(g)	12/09/25	7.28%	—	297,802	297,802
The Macerich Partnership, L.P. - Line of Credit (g)	02/01/28	8.33%	—	170,494	170,494
Total Floating Rate Debt for Consolidated Assets		7.70%	$—	$476,467	$476,467
Total Debt for Consolidated Assets		4.79%	$3,631,943	$476,467	$4,108,410
II. Unconsolidated Assets (At Company’s pro rata share):
Paradise Valley I (5%)	09/29/24	5.00%	$1,518	$—	$1,518
FlatIron Crossing (51%) (h)	02/09/25	9.55%	88,642	—	88,642
South Plains Mall (60%)	11/06/25	4.22%	120,000	—	120,000
Twenty Ninth Street (51%)	02/06/26	4.10%	76,500	—	76,500
Country Club Plaza (50%) (i)	04/01/26	3.88%	147,640	—	147,640
Deptford Mall (51%) (g)	04/03/26	3.98%	73,331	—	73,331
Lakewood Center (60%)	06/01/26	4.15%	196,194	—	196,194
Paradise Valley II (5%)	07/21/26	6.95%	1,025	—	1,025
Washington Square (60%) (g),(h)	11/01/26	8.18%	291,356	—	291,356
Kierland Commons (50%)	04/01/27	3.98%	96,857	—	96,857
Los Cerritos Center (60%)	11/01/27	4.00%	301,703	—	301,703
Arrowhead Towne Center (60%)	02/01/28	4.05%	231,076	—	231,076
Scottsdale Fashion Square (50%)	03/06/28	6.28%	349,044	—	349,044
Corte Madera, The Village at (50.1%)	09/01/28	3.53%	109,280	—	109,280
Tysons Corner Center (50%)	12/06/28	6.89%	350,227	—	350,227
West Acres - Development (19%)	10/10/29	3.72%	1,175	—	1,175
Tysons Tower (50%)	10/11/29	3.38%	94,651	—	94,651
Broadway Plaza (50%)	04/01/30	4.19%	217,183	—	217,183
Tysons VITA (50%)	12/01/30	3.43%	44,623	—	44,623
West Acres (19%)	03/01/32	4.61%	12,487	—	12,487
Total Fixed Rate Debt for Unconsolidated Assets		5.24%	$2,804,512	$—	$2,804,512
Atlas Park (50%) (g)	11/09/26	10.20%	$—	$32,297	$32,297
Paradise Valley Retail (5%) (g)	02/03/27	8.32%	—	388	388
Paradise Valley Residential (2.5%) (g)	02/03/28	8.07%	—	1,259	1,259
Boulevard Shops (50%)	12/05/28	8.14%	—	11,820	11,820
Total Floating Rate Debt for Unconsolidated Assets		9.60%	$—	$45,764	$45,764
Total Debt for Unconsolidated Assets		5.31%	$2,804,512	$45,764	$2,850,276
Total Debt		5.00%	$6,436,455	$522,231	$6,958,686
Percentage to Total			92.50%	7.50%	100.00%

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

(a)The debt balances include the unamortized debt premiums/discounts and loan finance costs. Debt premiums/discounts represent the excess of the fair value of debt over the principal value of debt assumed in various acquisitions. Debt premiums/discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The annual interest rate in the table represents the effective interest rate, including the debt premiums/discounts and loan finance costs.

(b)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 50.1%.

(c)On March 19, 2024, we closed a three-year extension of the $85 million loan on Fashion Outlets of Niagara. The extended loan will bear the same fixed interest rate of 5.90%, and will mature on October 6, 2026.

(d)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 84.9%.

(e)On April 19, 2024, the Company fully repaid this loan.
(f)Effective April 9, 2024, the loan is in default. The Company is in negotiations with the lender on the terms of this non-recourse loan.

(g)The maturity date assumes that all available extension options are fully exercised and that the Company and/or its affiliates do not opt to refinance the debt prior to these dates.

(h)This loan requires an interest rate cap agreement to be in place at all times, which limits how high the prevailing floating loan rate benchmark index (i.e. SOFR) for the loan can rise. As of the date of this document, SOFR for this loan exceeded the strike interest rate within the required interest rate cap agreement and is considered fixed rate debt.

(i)Effective May 9, 2023, the loan is in default. The Company's joint venture is in negotiations with the lender on the terms of this non-recourse loan.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Development and Redevelopment Pipeline Forecast
(Dollars in millions)
As of March 31, 2024
In-Process Developments and Redevelopments:

Property	Project Type	Total Cost (a)(b) at 100%			Ownership %	Pro Rata Total Cost (a)(b)			Pro Rata Capitalized Costs Incurred-to-Date(b)	Expected Opening (a)	Stabilized Yield (a)(b)(c)
Green Acres Mall Valley Stream, NY	Redevelopment of northeast quadrant of mall property, new exterior shops and façade, apprx. 385,000 sf of leasing including new grocery use, redevelopment of vacant anchor building and demolition of another vacant anchor building.	$120	—	$140	100%	$120	—	$140	$12	2026	13% - 14%
Scottsdale Fashion Square Scottsdale, AZ	Redevelopment of two-level Nordstrom wing with luxury-focused retail and restaurant uses	$80	—	$86	50%	$40	—	$43	$23	2024	15% - 17%
TOTAL		$200	—	$226		$160	—	$183	$35

(a)Much of this information is estimated and may change from time to time. See the Company's forward-looking disclosure in the Executive Summary for factors that may affect the information provided in this table.

(b)This excludes GAAP allocations of non-cash and indirect costs.

(c)Stabilized Yield is calculated based on stabilized income after development divided by project direct costs excluding GAAP allocations of non-cash and indirect costs.

The Macerich Company
Corporate Information
Stock Exchange Listing

New York Stock Exchange

Symbol: MAC

The following table shows high and low sales prices per share of common stock during each quarter in 2024, 2023 and 2022 and dividends per share of common stock declared and paid by quarter:

	Market Quotation per Share		Dividends
Quarter Ended:	High	Low	Declared and Paid
March 31, 2022	$19.18	$13.93	$0.15
June 30, 2022	$15.77	$8.42	$0.15
September 30, 2022	$11.72	$7.40	$0.15
December 31, 2022	$13.53	$7.83	$0.17
March 31, 2023	$14.51	$8.77	$0.17
June 30, 2023	$11.58	$9.05	$0.17
September 30, 2023	$12.99	$10.65	$0.17
December 31, 2023	$16.54	$9.21	$0.17
March 31, 2024	$17.69	$14.66	$0.17

Dividend Reinvestment Plan

Stockholders may automatically reinvest their dividends in additional common stock of the Company through the Direct Investment Program, which also provides for purchase by voluntary cash contributions. For additional information, please contact Computershare Trust Company, N.A. at 877-373-6374.

Corporate Headquarters	Transfer Agent
The Macerich Company	Computershare
401 Wilshire Boulevard, Suite 700	P.O. Box 43078
Santa Monica, California 90401	Providence, RI 02940-3078
310-394-6000	877-373-6374
www.macerich.com	1-781-575-2879 International calls
www.computershare.com

Macerich Website

For an electronic version of our annual report, our SEC filings and documents relating to Corporate Governance, please visit www.macerich.com.

Investor Relations

Samantha Greening
Assistant Vice President, Investor Relations
Phone: 603-953-6203
samantha.greening@macerich.com